As filed with the Securities and Exchange Commission on December 6, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

3M COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	41-0417775
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

3M Center

Building 220-9W-02

St. Paul, Minnesota 55144

(Address of principal executive offices)

3M COMPANY

DEFERRED COMPENSATION PLAN

(Full title of the plan)

Gregg M. Larson

Associate General Counsel and Secretary

3M Company

3M Center, Building 220-9W-02

St. Paul, Minnesota 55144

Telephone: (651) 733-2204

(Name, address, and telephone number of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price/Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations	$100,000,000	100%	$100,000,000	$10,700

(1) The Deferred Compensation Obligations are unsecured obligations of 3M Company (3M) to pay deferred compensation in the future in accordance with terms of 3M’s Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

By this reference, 3M Company (the “Company” or “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission:

(a)   The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by Company’s Annual Report referred to in (a) above.

All documents subsequently filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before the Company files a post-effective amendment that indicates all securities offered have been sold or which deregisters all securities that have not been sold, will be incorporated by reference in and be a part of this Registration Statement from the date that document was filed.

Item 4.    Description of Securities.

Under the Deferred Compensation Plan (the “Plan”), the Company will provide eligible employees the opportunity to defer the receipt of a portion of their current cash compensation (base salary and profit sharing) and long-term incentive compensation (Performance Unit Plan awards).  The obligations of the Company under the Plan are to pay in the future the value of the deferred compensation accounts, as defined in the Plan, adjusted to reflect the performance, whether positive or negative, of the selected investment funds during the deferral period, in accordance with the terms of the Plan (the “Obligations”). The Obligations will be unsecured general obligations of the Company and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the Plan based on annual elections made by each Participant.  Participants will also elect the investment funds whose performance will be credited to the amounts deferred and reflected in their deferred compensation accounts.  Each Obligation will be payable on the date selected by each Participant in accordance with the terms of the Plan or, if earlier, upon the death or other termination of employment of the Participant pursuant to the terms of the Plan.  The Obligations will be denominated and be payable in United States dollars.

A Participant’s right to the Obligations cannot be assigned or transferred except by a written designation of a beneficiary under the Plan or pursuant to the Plan’s rules in the event the Participant dies without having an effective beneficiary designation.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant according to the terms of the Plan, at the option of the Company.  However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Company.  The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.  No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.    Interests of Named Experts and Counsel.

The Company’s corporate and securities counsel, Gregg M. Larson, is issuing the legal opinion regarding the legality of the Company’s Obligations to be issued under the Plan.  Mr. Larson beneficially owns, or has options to acquire, shares of common stock, which represents less than 1% of the total outstanding shares of common stock.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in all such actions; and judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (other than an action, suit or proceeding by or in the right of such corporation), provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.  The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 34 of the Company’s bylaws provides for indemnification by the Company of any person who is or was a director, officer, or employee of the Company or, at the request of the Company, who is or was serving as a director, officer, or employee of any other enterprise, to the fullest extent permitted by law. The bylaws also provide that the Company shall advance expenses to a director, officer, or employee upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that the director, officer, or employee is not entitled to be indemnified by the Company. The bylaws do not limit the power of the Company or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See Exhibit Index

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota on December 6, 2005.

3M COMPANY

By	/s/ Gregg M. Larson
Name: Gregg M. Larson, Esq.
Title: Associate General Counsel

Pursuant to the requirements of the Securities Act of 1993, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 6, 2005.

Signature	Title

*	Chairman of the Board, Chief
Robert S. Morrison	Executive Officer and Director
(Principal Executive Officer)

*	Senior Vice President, Chief
Patrick D. Campbell	Financial Officer (Principal Financial
Officer)

*	Vice President and Chief Accounting
Margaret M. Smyth	Officer (Principal Accounting
Officer)

*	Director
Linda G. Alvarado

	*	Director
Edward A. Brennan

	*	Director
Vance D. Coffman

	*	Director
Michael L. Eskew

	*	Director
Edward M. Liddy

	*	Director
Aulana L. Peters

	*	Director
Rozanne L. Ridgway

	*	Director
Kevin W. Sharer

	*	Director
Louis W. Sullivan

* By:	/s/ Gregg M. Larson
Gregg M. Larson
Attorney-in-Fact

Index to Exhibits

Exhibit Number	Description
3.1	Bylaws, as amended as of November 11, 2002, are incorporated by reference from the Form 8-K dated December 9, 2002.
3.2	Certificate of incorporation, as amended as of May 12, 2004, is incorporated by reference from the Form 10-Q for the quarter ended June 30, 2004.
4	Deferred Compensation Plan
5	Opinion of Counsel re Legality (Consent of Counsel included therein).
15	Awareness Letter of PricewaterhouseCoopers LLP (regarding interim financial information)
23	Consent of PricewaterhouseCoopers LLP (Consent of Counsel included in Exhibit 5).
24	Power of Attorney